Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London New York The Woodlands Washington, DC

August 19, 2010

Cheniere Energy Partners, L.P.
700 Milam Street, Suite 800
Houston, Texas 77002

RE:           REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as special counsel for Cheniere Energy Partners, L.P. (the “Partnership”), a Delaware limited partnership, in connection with the preparation of a registration statement on Form S-3 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 19, 2010 pursuant to the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the offering and sale (the “Offering”), as set forth in the Registration Statement and the form prospectus contained therein (the “Prospectus”), of securities, including common units representing limited partner interests in the Partnership (“Common Units”), to be issued and sold from time to time pursuant to Rule 415 under the Act by the Partnership and the selling unitholders described therein.  In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Prospectus contained in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

Cheniere Energy Partners, L.P.
August 19, 2010

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement.  In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court.  In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion.  There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion.  In giving this consent, we do not admit that we are “experts” under the Act, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP